Exhibit 10.01
FY11 Executive Annual Incentive Plan
Chief Executive Officer
This Annual Incentive Plan (“Plan”) of Symantec Corporation (“Symantec”) is effective as of April 3, 2010. The Board of Directors reserves the right to alter or cancel all or any portion of the Plan for any reason at any time.

FY11 Executive Annual Incentive Compensation Plan

Job Category:	Chief Executive Officer

Purpose:	Provide critical focus on specific, measurable corporate goals and provide performance-based compensation based upon the level of attainment of such goals.

Bonus Target:	The target incentive bonus for this position is 150% of the annual base salary. Annual base salary has been established at the beginning of the fiscal year. Bonuses will be paid based on actual annual base salary earnings from time of eligibility under the Plan through April 1, 2011. Payments will be subject to applicable payroll taxes and withholdings.

Bonus Payments:	The annual incentive bonus will be paid once annually. Payment will be made within six weeks after the end of the fiscal year but in the event the amount cannot be calculated within such six weeks in no event may payments be made later than 2-1/2 (two and a half) months after the end of the fiscal year. Any payment due under this Plan is at the sole discretion of the Administrator of the Plan.

Components:	Two performance metrics will be used to determine the annual incentive bonus payment as determined by the Administrator.

Metric	Weighting

Corporate Revenue	50%
Corporate Earnings per Share	50%

The Company’s reported numbers are based on GAAP Corporate Revenue & non-GAAP EPS results.

Achievement Schedule:	The established threshold must be exceeded for the applicable performance metric before the bonus applicable to such performance metric will be paid. Both Corporate Revenue and Corporate EPS achievements are capped.

Pro-ration:	The calculation of the annual incentive bonus will be based on eligible base salary earnings for the fiscal year and, subject to the eligibility requirements below, will be pro-rated based on the number of days the participant is employed as a regular status employee of Symantec during the fiscal year.

Eligibility:	Participants must be regular status employees on the day bonus checks are distributed. If the Company grants an interim payment for any reason, the participant must be a regular status employee at the end of that performance period in order to receive such payment. A participant who leaves before the end of the fiscal year will not be eligible to receive the annual incentive bonus or any pro-rated portion thereof. The Plan participant must be a regular status employee of Symantec at the end of the fiscal year in order to be eligible to receive the annual incentive bonus and at the time the bonus checks are distributed, unless otherwise determined by the Administrator.

To be eligible for the plan in the given fiscal year, participants must be in an eligible position for at least 60 days before the end of the plan year. Employees hired or promoted into an eligible position with less than 60 days in the plan year will join the annual bonus plan in the next fiscal year.

Exchange Rates:	The performance metrics targets will not be adjusted for any fluctuating currency exchange rates.

Target Changes:	In the event of an accretive event, such as a stock buyback, or other events that might have an effect on the revenue or EPS targets of the Company, such as acquisition or purchase of products or technology, the Administrator may at its discretion adjust the Revenue Growth and/or Earnings per Share to reflect the potential impact upon Symantec’s financial performance.

Restatement of Financial Results:	If the Company’s financial statements are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess incentive cash compensation paid under the Plan. For purposes of this Plan, excess incentive cash compensation means the positive difference, if any, between (i) the incentive bonus paid and (ii) the incentive bonus that would have been made had the performance metrics been calculated based on the Company’s financial statements as restated. The Company will not be required to award Participant an additional Payment should the restated financial statements result in a higher bonus calculation.

Plan Provisions:	This Plan is adopted under the Symantec Senior Executive Incentive Plan as amended and restated as of September 22, 2008 and approved by Symantec’s stockholders on September 22, 2008.

This Plan supersedes the FY10 Executive Annual Incentive Plan dated April 4, 2009, which is null and void as of the adoption of this Plan.

Participation in the Plan does not guarantee participation in other or future incentive plans. Plan structures and participation will be determined on a year-to-year basis.

The Board of Directors reserves the right to alter or cancel all or any portion of the Plan for any reason at any time. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Administrator”), and the Administrator shall have all powers and discretion necessary or appropriate to administer and interpret the Plan.

The Board of Directors reserves the right to exercise its own judgment with regard to company performance in light of events outside the control of management and/or participant.

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